May 1, 2008

PROPOSAL FOR INVESTMENT OF ADDITIONAL $1,500,000 TO $2,225,000

Approximate existing indebtedness prior to this financing owed to the Investors – i.e., Margie Chassman, Central Yeshiva Beth Joseph and The Harbor Trust:	$3,500,000

Interest rate:	10% payable in registered common stock of Intellect Neurosciences, Inc. (the “Company”) or cash, at the Company’s option, on existing and new indebtedness hereunder

Maturity:	5 years from execution of final documentation

Tranches:
Company will receive the first $750,000 by April 15, inclusive of all amounts received already since March 10, and will receive an additional $1,500,000 by September 1, 2008, inclusive of any amounts received since March 10 in excess of the first $750,000. Of this $1,500,000 (as reduced by post-March 10 receipts in excess of $750,000), at least $400,000 shall be funded after the date hereof no later than July 1, 2008. These moneys will be net receipts to the Company (i.e., net of any repayments on the existing indebtedness owed to the investors) and will be received from the investors or from or through parties introduced by them.

Warrants:
100% warrant coverage of 5-year warrants at $1.75 with full ratchet and other customary anti-dilution protections on existing indebtedness and any new monies put in going forward under this term sheet.

Royalties:
25% of royalties from Antisenilin patents in perpetuity to the existing investors and any new lenders hereunder, including any lenders providing continued support as referenced above, pro rata to the principal amount of debt owed to them. In consideration of the funding of the existing indebtedness by the Prior Investors, the right to receive 10% of royalties described above has been unconditionally earned to date, with the balance to be earned upon completion of the funding described in this term sheet. This right is in addition to the payment of principal and interest on the indebtedness. Any transfer of the patents, whether voluntary or involuntary, shall be subject to this right.

Negative Pledge:
Except in connection with a financing or series of related financings of or exceeding, in the aggregate, $15 million, the Company will not pledge, encumber or grant or permit the imposition of a security interest or lien against the Antisenilin patents without the consent of a majority in interest of the investors.

Clawback:
The Company can reduce the committed funding by the investors to $1,500,000 by September 1, of which the first $750,000 will by provided by April 15. In such a case, the Company will reduce the percentage of royalties transferred to the investors to 16-2/3% if the Company completes a $15 million equity financing by September 1, 2008.

Documentation:
The parties shall work in good faith to complete mutually acceptable final documentation of these transactions. Notwithstanding the foregoing, this term sheet shall be binding upon the parties upon execution.

Fees:
The Company shall pay $25,000 in legal fees to counsel for the investors. Such amount shall be paid half upon the initial funding (of which $10,000 has been paid to date) and half upon final documentation of the transaction but in no event later than July 1, 2008.

This Term Sheet shall be binding upon execution by all the parties.

INVESTORS:		COMPANY:
INTELLECT NEUROSCIENCES, INC.

/s/ Margie Chassman		By:	/s/ Daniel Chain
Margie Chassman			Daniel Chain, Chairman and CEO

CENTRAL YESHIVA BETH JOSEPH

By:	/s/ Mordecai Jofen, President

THE HARBOR TRUST

By:	/s/ Margie Chassman, Trustee